Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Aetna Inc:
We consent to the incorporation by reference in the registration statement (No. 333-178272) on Form S-3, and the registration statements (No. 333-52120, 52122, 52124, 73052, 87722, 87726, 124619, 124620, 136176, 136177, 168497, 168498, 176009 and 176011) on Form S-8 of Aetna Inc. of our reports dated February 19, 2013 with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of Aetna Inc.

/s/ KPMG LLP
Hartford, Connecticut
February 19, 2013